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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AMERICAN PHYSICIANS CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

1301 NORTH HAGADORN ROAD
EAST LANSING, MICHIGAN 48823

June 30, 2004

Dear Shareholder:

      You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on August 4, 2004 at 10:00 a.m. local time at our offices in East Lansing, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

      The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person or by mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,

AMERICAN PHYSICIANS CAPITAL, INC.

R. Kevin Clinton, President and
Chief Executive Officer

East Lansing, Michigan

June 30, 2004

1301 NORTH HAGADORN ROAD

EAST LANSING, MICHIGAN 48823
(517) 351-1150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 4, 2004

TO THE SHAREHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Physicians Capital, Inc. (the “Company”) will be held at 1301 North Hagadorn Road, East Lansing, Michigan 48823, on August 4, 2004, at 10:00 a.m. local time, for the following purposes:

(1)	to elect one Class II director to serve until the 2006 annual meeting of shareholders;

(2)	to elect three Class III directors to serve until the 2007 annual meeting of shareholders; and

(3)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only shareholders of record at the close of business on June 25, 2004 are entitled to vote at the Annual Meeting.

      YOUR VOTE IS IMPORTANT. PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,

MONTE D. JAHNKE
Secretary

East Lansing, Michigan

June 30, 2004

American Physicians Capital, Inc.

1301 North Hagadorn Road
East Lansing, Michigan 48823
(517) 351-1150
June 30, 2004

PROXY STATEMENT

       This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Physicians Capital, Inc., a Michigan corporation (the “Company”), for use at the Company’s 2004 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card to shareholders on or about June 30, 2004. The following are questions and answers that will convey important information regarding the Annual Meeting and how to vote your shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Q:	Who may vote?

A:	Shareholders of our common stock as of the close of business on the record date of June 25, 2004 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.

2. Q:	What am I voting on?

A:	You are being asked to vote on the election of one Class II director to serve until the 2006 annual meeting of shareholders and three Class III directors to serve until the 2007 annual meeting of shareholders.

3. Q:	When and where will the Annual Meeting be held?

A:	The meeting will be held at 10:00 a.m. Eastern Daylight Time on August 4, 2004 at our headquarters located at 1301 North Hagadorn Road, East Lansing, Michigan 48823.

4. Q:	What is the difference between a shareholder of record and a beneficial owner?

A.	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Illinois Stock Transfer Company). The proxy statement, proxy card and annual report are being mailed directly to you. Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card to ensure that your vote is counted.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a vote instruction card have been forwarded to you by your broker, bank or nominee who is considered, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the vote instruction card included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.

5. Q:	How do I cast my vote?

A:	There are two ways you may cast your vote this year. You may vote by:

(1)	signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided; or

(2)	attending the Annual Meeting and voting in person if you are a shareholder of record or, if you are a beneficial owner, have a legal proxy from the shareholder of record.

6. Q:	How do I vote if I attend the Annual Meeting?

A:	If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

7. Q:	How do I revoke or change my vote?

A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

(1)	notifying our corporate Secretary in writing;

(2)	signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of your first proxy card; or

(3)	voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).

8. Q:	How many shares can vote at the Annual Meeting?

A:	As of the record date, 8,502,537 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.

9. Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy will be counted toward the quorum.

10. Q:	Who will count the vote?

A:	A representative from Illinois Stock Transfer Company, our transfer agent, will count the votes and act as inspector of election.

11. Q:	Who can attend the Annual Meeting?

A:	All shareholders who owned shares on June 25, 2004, may attend. Just check the box on your proxy card.

12. Q:	How will the voting on any other business be conducted?

A:	If any other business is properly presented at the Annual Meeting, R. Kevin Clinton and Frank H. Freund, officers of the Company and the named proxies, generally will have authority to vote your shares voted on the Company’s proxy card on such matters in their discretion.

13. Q:	How is my proxy tabulated if I do not vote on the proposal?

A:	If you do not indicate on the proxy card how you want your votes cast, the proxies (Mr. Clinton or Mr. Freund, as your representatives) will vote your shares FOR all of the nominees for director listed in the proxy card.

14.   Q: Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as an election of directors) or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by completing the proxy that they send to you. This enables your shares to be voted at the meeting as you direct.

If you are a shareholder of record and do not vote your proxy by mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

15.   Q: Who pays the cost of the solicitation of proxies?

A:	The cost of solicitation of proxies by the Board, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail. The Company has, however, retained the firm of Morrow & Co. (“Morrow”), specialists in proxy solicitation, to solicit proxies on its behalf from brokers, bank nominees, and other holders of the Company’s stock for a fee of approximately $7,500 plus out-of-pocket expenses. Proxies may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telecopy, Internet and personal solicitation by our directors, officers or other regular employees.

16.   Q: Who do I call if I have any questions on the proxy card or how to vote?

A:	You should call Morrow & Co., our proxy solicitor, at their toll free number: 1-800-654-2468.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Common Stock as of June 1, 2004, except as otherwise indicated, by each current director, each director nominee, each of the persons named in the Summary Compensation Table under “Compensation of Executive Officers,” all current directors and executive officers as a group, and each person who is known by the Company to own beneficially 5% or more of the Company’s outstanding shares of Common Stock (each, a “5% Owner”). The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on June 1, 2004 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

Name	Number of Shares(1)	% of Class

Billy Ben Baumann, M.D.(2)	30,600	*
Thomas R. Berglund, M.D.	29,852	*
William B. Cheeseman(3)	389,217	4.5
R. Kevin Clinton(4)	79,600	*
Myron R. Emerick, D.O	25,051	*
Daniel L. Gorman, Esq.(5)	195,910	2.3
AppaRao Mukkamala, M.D.(6)	38,500	*
D. Joseph Olson	—	*
Spencer L. Schneider(7)	30,280	*
Lloyd A. Schwartz	11,200	*
Thomas D. Chase	6,511	*
Loren W. Claypool	—	*
Annette E. Flood	29,900	*
Frank H. Freund(8)	98,700	1.2
All current executive officers and directors as a group (11 persons)(2)(3)(4)(6)(7)(8)	774,100	8.7
Pzena Investment Management, LLC(9)	1,295,704	15.2
FMR Corp.(10)	762,151	9.0
Boston Partners Asset Management, LLC(11)	615,758	7.2
Dimensional Fund Advisors Inc.(12)	595,204	7.0
Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC, Joseph Stilwell the managing and sole member of Stilwell Value LLC and general partner of Stilwell Partners(13)	473,000	5.6

*	Less than one percent.

(1)	Includes restricted shares subject to forfeiture to the Company under certain circumstances which are owned by the following persons: Dr. Baumann — 5,280 shares; Dr. Berglund — 7,920 shares; Dr. Emerick — 5,280 shares; Dr. Mukkamala — 4,400 shares; Mr. Schwartz — 880 shares; Mr. Freund — 5,500 shares; and all current executive officers and directors as a group — 29,425 shares. Also includes shares that may be acquired upon exercise of options granted by the Company by the following persons: Mr. Cheeseman — 216,600 shares; Dr. Baumann — 7,000 shares; Dr. Emerick — 9,000 shares; Dr. Mukkamala — 9,000 shares; Mr. Schwartz — 5,000 shares; Mr. Freund — 85,200 shares; Mr. Clinton — 39,600 shares; Ms. Flood — 26,400 shares; Mr. Chase — 6,270 shares; and all current executive officers and directors as a group — 437,700 shares.

(2)	Includes 12,320 shares of Common Stock held of record by the Rachel A. Baumann Revocable Living Trust U/A dated November 22, 1982, of which Dr. Baumann has power of attorney. Also includes 1,000 shares of Common Stock held of record by Rachel A. Baumann in her Individual Retirement Account.

(3)	Includes 6,600 shares of Common Stock held of record by the SCW Agency Group, Inc., a Michigan corporation, of which Mr. Cheeseman owns a 91.1% interest. Mr. Cheeseman will cease to be a director following the 2004 Annual Meeting of Shareholders.

(4)	Includes 5,268 shares of Common Stock held of record by Marilyn J. Clinton in her Individual Retirement Account.

(5)	Based upon information provided by Mr. Gorman as of June 1, 2004. Includes 185,410 shares held directly by Mr. Gorman and 10,500 shares held by Mr. Gorman’s wife.

(6)	Includes 17,000 shares of Common Stock held of record by the Mukkamala Family Ltd. Partnership, a limited partnership of which Dr. Mukkamala is the general partner.

(7)	Includes 30,000 shares of Common Stock which may be acquired upon exercise of an option granted by Stilwell Value Partners V, L.P.

(8)	Includes 300 shares of Common Stock held of record by Mr. Freund’s children.

(9)	Based on information contained in a Form 13F filed on May 14, 2004, with information as of March 31, 2004. Pzena Investment Management, LLC is a registered investment advisor which has the sole power to dispose or direct the disposition of all of the above shares and the sole power to vote or direct the voting of 1,188,279 of the above shares. The business address of Pzena Investment Management, LLC is 120 West 45th Street, 34th Floor, New York, New York 10036.

(10)	Based on information contained in a Form 13F filed on May 17, 2004, with information as of March 31, 2004. FMR Corp. is a parent holding company which, along with Edward C. Johnson 3d and Abigail P. Johnson, reports that it has the sole power to dispose or direct the disposition of all of the shares shown above. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the 762,151 shares owned by Fidelity Low Priced Stock Fund. Voting power of these respective shares is held by the Funds’ Boards of Trustees which own the shares. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	Based on information contained in a Form 13F filed on May 7, 2004, with information as of March 31, 2004. Boston Partners Asset Management, LLC is a registered investment advisor which has the sole voting authority for 599,458 shares, shared voting authority for 6,800 shares and no voting authority for 9,500 shares. Boston Partners Asset Management, LLC has sole dispositive power with respect to all of the above shares. The business address of Boston Partners Asset Management, LLC is 28 State Street, 20th Floor, Boston, Massachusetts 02109.

(12)	Based on information contained in a Form 13F filed on April 28, 2004, with information as of March 31, 2004. Dimensional Fund Advisors Inc. is a registered investment advisor which has the sole voting and dispositive power with respect to all of the above shares. The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(13)	Based on information contained in a Schedule 13D filed on November 25, 2002, with information as of November 15, 2002. The individual and entities share the voting and dispositive power with respect to all of the shares they own. The business address of Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell is 26 Broadway, 23rd Floor, New York, New York 10004. See “Election of Directors — Stilwell Standstill Agreement.”

ELECTION OF DIRECTORS

Background

      The Company’s Articles of Incorporation divide the directors into three classes, designated Class I (three directors), Class II (three directors) and Class III (three directors). Each year, on a rotating basis, the terms of office of the directors in one of the three classes expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The term for the Class II director who is being elected this year will expire at the 2006 annual meeting of shareholders or upon the election and qualification of his successor. The term for the Class III directors who are being elected this year will expire at the 2007 annual meeting of shareholders or upon the election and qualification of their successors. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The four directors receiving the most votes “for” will be elected. Broker non-votes (if any) will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors. Information with respect to the four nominees proposed for election is set forth below.

      The Board recommends a vote FOR the Class II nominee and the Class III nominees. The persons named in the accompanying proxy card will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as proxy holders on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. The Class II nominee, Mr. Kevin Clinton, is the Company’s President and Chief Executive Officer and was recommended for nomination by the Governance Committee. One of the Class III nominees, Dr. Berglund, is currently a director of the Company. The second Class III nominee, Mr. Gorman, is being nominated pursuant to the terms of an agreement with Mr. Gorman. See “— Gorman Standstill Agreement.” The third Class III nominee, Mr. Olson, was recommended for nomination by Mr. Kevin Clinton.

Class II Nominee for Director With a Term Expiring in 2006

      R. Kevin Clinton, age 49, was appointed president and chief executive officer of the Company effective January 1, 2004. Since June 2002, Mr. Clinton has served as president of American Physicians Assurance Corporation (“American Physicians”), the Company’s largest subsidiary. Prior to this, he served as executive vice president and chief operating officer of the Company from October 2001 to June 2002. Prior to joining the Company in September 2001, Mr. Clinton was president, chief executive officer and a director of MEEMIC Holdings, Inc., a publicly traded property and casualty insurance holding company and a subsidiary of ProNational Insurance Company and Professionals Group, Inc., from 1997 until July 2001. Mr. Clinton was chief financial officer at ProNational Insurance Company from 1990 to 1997. Mr. Clinton is a Fellow of the Casualty Actuarial Society.

Class III Nominees For Directors With Terms Expiring in 2007

      Thomas R. Berglund, M.D., age 70, practices family medicine in Portage, Michigan. Dr. Berglund was a member of the Board of Directors of the Michigan State Medical Society from 1972 to May 2001, serving as chairman from 1981 to 1985, president from 1986 to 1987 and secretary from 1988 to May 2001. He served on the American Physicians subsidiary Board of Directors from 1985 to 2002, and has been a director and chairman of the Company’s Board since July 2000.

      Daniel L. Gorman, age 56, has practiced law as the sole practitioner of the Law Offices of Daniel L. Gorman since 1977, advising clients on a wide range of legal issues and during the same period has acted as the Town Attorney for Vestal, New York, functioning as its house counsel. Since 1989, Mr. Gorman has acted as an investor and legal counsel in private venture capital transactions in the value and financial sector. From August 1999 until September 30, 2000, Mr. Gorman served as special counsel at Chernin & Gold, a Binghamton, New York law firm.

      D. Joseph Olson, J.D., age 62, joined Amerisure Insurance Companies, a regional property and casualty insurance group, in 1997 as senior vice president and general counsel. In November 2001 he assumed the position of senior vice president and counsel — government relations. In May 1995, Mr. Olson was appointed Michigan Commissioner of Insurance and served in that position until 1997. From 1980 to 1995, he was vice president — general counsel for Citizens Insurance Company of America, a Midwestern property and casualty insurance carrier. He serves on the boards of the Michigan Automobile Insurance Placement Facility and the Michigan Property and Casualty Guaranty Association. He is a member of the state bars of Michigan and Texas.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Incumbent Class I Directors With Terms Expiring in 2005

      Myron R. Emerick, D.O., age 71, is a physician in general practice. He was a member of the American Physicians Board of Directors from 1985 to 2002, and has been a director of the Company since July 2000.

      AppaRao Mukkamala, M.D., age 58, is a board-certified radiologist. He was a member of the American Physicians Board of Directors from 1993 to 2002, and has been a director of the Company since July 2000. He is currently the treasurer of the Michigan State Medical Society and has served on its Board of Directors since 1997.

      Spencer L. Schneider, J.D., age 44, is engaged in the private practice of law in New York, New York. Opened in 1989, Mr. Schneider’s law practice includes corporate law, securities law, litigation and real estate. Mr. Schneider is a member of the Bar of the State of New York. He has been a director of the Company and American Physicians since February 2002.

Incumbent Class II Directors With Terms Expiring in 2006

      Billy B. Baumann, M.D., age 67, is a retired pathologist and former chief of staff at North Oakland Medical Centers, in Pontiac, Michigan. He served as president and treasurer of the Michigan State Medical Society and was a member of their board from 1982 to 2002. Dr. Baumann served as a member of the Board of Directors of American Physicians from 1988 to 2002, and has been a director of the Company since July 2000.

      Lloyd A. Schwartz, C.P.A., age 75, is a certified public accountant and has served as the deputy receiver/rehabilitator of two Michigan-based insurance companies since 1993. Mr. Schwartz has also served as a technical reviewer for the Michigan Association of Certified Public Accountants Peer Review Program since 1991. Prior to 1991, Mr. Schwartz was a partner with the accounting firm of Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP), where he specialized in audits of insurance companies. He has been a director of the Company since July 2000.

Stilwell Standstill Agreement

      The Company has entered into an agreement, dated February 20, 2002 (the “Stilwell Agreement”), with Stilwell Value Partners, L.P. and various affiliated entities and individuals (collectively, the “Stilwell Group”) pursuant to which Spencer L. Schneider, a representative of the Stilwell Group, joined the Company’s Board of Directors and was nominated to stand for election at the 2002 annual meeting with Class I directors. At that meeting, Mr. Schneider was elected to the Board of Directors by the affirmative vote of 8.39 million shares (of 8.47 million voting.) The Stilwell Group had previously given notice of its intention to nominate two persons to the Company’s Board to be elected at the 2002 annual meeting and in connection with the Stilwell Agreement withdrew its nomination notice.

      Pursuant to the Stilwell Agreement, Mr. Schneider has been appointed to the Audit Committee of the Company’s Board of Directors and to the American Physicians Board of Directors. In addition, the Company agreed that its Board would consider, in light of all relevant factors, the Stilwell Group’s proposal to expand the Company’s current share repurchase program and repurchase 15% of the Company’s outstanding common shares in each of 2002 and 2003. On October 31, 2002, the Stilwell Agreement was amended to allow the Company to calculate the 15% repurchase requirement on December 31, 2003 from the earlier of (x) December 31, 2002 or (y) the date on which the number of shares outstanding was at least 15% less than the number of shares outstanding on December 31, 2001. The Stilwell Agreement continues to provide that, in the event the Company determines to expand its share repurchase program, the Company will not be required to repurchase shares if the Board determines in good faith that such action is not in the best interests of the Company or its shareholders or if any governmental regulatory agency threatens or commences regulatory action against the Company or any of its subsidiaries as a result of such repurchases.

      The Stilwell Agreement requires the Stilwell Group, during the three year term of the Stilwell Agreement, to vote all of the Company shares that it beneficially owns (or, if directed by the Board, pro rata with all other shareholders) for each of the Company’s nominees for election to the Board, for the ratification of the appointment of independent auditors and, in other matters, in accordance with the recommendation of the Company’s Board. In addition, the Stilwell Group has agreed not to engage in various activities, such as (i) initiating a proxy contest to elect persons to the Board or to approve shareholder proposals, (ii) initiating litigation against the Company, its directors or officers, (iii) acquiring or retaining more than 5% of the Company’s common stock, or (iv) selling its shares unless such sales are in the open market and are not to any persons who would beneficially own more than 5% of the Company’s outstanding shares.

      As disclosed in “Common Stock Ownership of Certain Beneficial Owners and Management,” the Stilwell Group owns 5.6% of the outstanding Common Stock as of June 1, 2004. The Board of Directors is aware of the Stilwell Group’s ownership and the terms of the Stilwell Agreement, but has determined not to take action to enforce the 5% ownership limitation contained in the Stilwell Agreement against the Stilwell Group at this time. While the Board reserves the right to take such action in the future, there can be no assurance that the Board will choose to enforce this provision of the Stilwell Agreement.

Gorman Standstill Agreement

      The Company has entered into an agreement, dated April 7, 2004 (the “Gorman Agreement”), with Daniel L. Gorman pursuant to which Mr. Gorman was nominated to stand for election at the 2004 annual meeting with the Class III directors. Mr. Gorman had previously given notice of his intention to nominate himself to the Company’s Board to be elected at the 2004 annual meeting and had filed preliminary proxy materials with the Securities and Exchange Commission. In connection with the Gorman Agreement, Mr. Gorman withdrew his nomination notice, his preliminary proxy materials and a related demand to inspect shareholder records.

      The Gorman Agreement requires Mr. Gorman, during the three year term of the Gorman Agreement, to vote all of the Company shares that he beneficially owns (or, if directed by the Board, pro rata with all other shareholders) for each of the Company’s nominees for election to the Board, for the ratification of the appointment of independent auditors and, in other matters, in accordance with the recommendation of the Company’s Board. In addition, Mr. Gorman has agreed not to engage in various activities, such as (i) initiating a proxy contest to elect persons to the Board or withhold votes from nominees to the Board, or to approve shareholder proposals, (ii) initiating litigation against the Company, its directors, officers, employees or agents, (iii) acquiring or retaining more than 5% of the Company’s common stock, or (iv) selling his shares unless such sales are in the open market and are not to any persons who would beneficially own more than 5% of the Company’s outstanding shares. The Company has agreed to reimburse Mr. Gorman for a portion of his out of pocket expenses incurred in connection with his proposed proxy solicitation up to a total of $17,500.

Meetings and Committees of the Board

      During 2003, there were 16 Board meetings held. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 2003. Directors standing for election are expected to attend the Annual Meeting of Shareholders, according to Company policy. All of the directors attended the 2003 Annual Meeting of Shareholders.

      The Company’s Board has a Compensation Committee, a Governance Committee and an Audit Committee. The Board has adopted a written charter for each of these committees. The charters are accessible on the Company’s website at www.apcapital.com through the “For Investors,” “Corporate Governance” links. In addition, the current charter for the Audit Committee is attached to this proxy statement as Annex A. The Board has determined that all of the directors who will be continuing in office after the Annual Meeting of Shareholders, including all of the committee members, are “independent” under Rule 4200(a)(15) of the Nasdaq Stock Market.

      The Compensation Committee met six times during 2003. The current members of the Compensation Committee, none of whom are employees of the Company, are Mr. Schwartz, Dr. Emerick and Dr. Mukkamala, with Mr. Schwartz serving as Chair. The functions of this Committee are to establish and administer the Company’s executive compensation plans and the compensation of executive management. The functions of this Committee are described in more detail in its report under “Compensation of Executive Officers.”

      The Governance Committee met five times during 2003. The current members of the Governance Committee, none of whom are employees of the Company, are Dr. Berglund, Dr. Emerick and Dr. Mukkamala, with Dr. Berglund serving as Chair. The responsibilities of the Governance Committee include, among other things, identifying and recommending to the Board qualified candidates for election as directors of the Company. The Governance Committee uses various means to identify director candidates, including recommendations from existing board members and management and nominations submitted by shareholders, and may also retain independent consultants to assist it in identifying and evaluating director candidates. The Governance Committee will consider candidates recommended by shareholders entitled to vote at the meeting and who comply with the notice procedures set forth in the Company’s bylaws, which procedures are more fully set forth under “Shareholder Proposals.” In 2004, the Company received unsolicited formal nomination notices from two different shareholders, including Daniel L. Gorman, and those candidates were considered for nomination by the Company. See “— Gorman Standstill Agreement.” Mr. Clinton and Mr. Olson, who were candidates of management, were also considered and recommended for nomination. Candidates are not evaluated on the basis of any specific minimum qualifications. In selecting candidates, the Governance Committee relies on all relevant factors regardless of whether the candidate is nominated by the Company or by a shareholder. Some of the factors on which the Governance Committee relies in selecting candidates include, without limitation, (i) personal characteristics, including personal and professional ethics and integrity; (ii) expertise useful to the Company and complementary to the background and experience of the existing directors, (iii) willingness to devote the required time to carrying out the duties and responsibilities of Board membership; (iv) commitment to Board service over a period of several years; (v) willingness to represent the best interest of shareholders and objectively appraise management performance; (vi) involvement only in activities that do not create a conflict of interest with the director’s responsibilities to the Company and its shareholders; and (vii) diversity in personal background, including race, gender, age and nationality. When evaluating any director candidate, the Governance Committee examines the candidate’s qualifications in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board, taking into consideration the Company’s strategy, and its regulatory and market environments.

      The Audit Committee met five times during 2003. The current members of the Audit Committee are Mr. Schwartz, Dr. Baumann, Mr. Schneider and Dr. Emerick, with Dr. Baumann serving as Chair. The Board has determined that Mr. Schwartz is an “audit committee financial expert” as that term is defined under Securities and Exchange Commission Rules and that all members of the Audit Committee satisfy all other qualifications for Audit Committee members set forth in the applicable Nasdaq rules. The purpose of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The functions of the Audit Committee include, among other things, (i) overseeing management’s conduct of the accounting and financial reporting process; (ii) monitoring systems of internal accounting and financial controls, including the effectiveness of internal controls; (iii) selecting the independent auditors and evaluating the function, qualifications, services, performance and independence of the auditors from time to time; (iv) overseeing the performance of the internal audit function; (v) reviewing the scope of the annual audit performed by the Company’s independent auditors, PricewaterhouseCoopers LLP; (vi) overseeing compliance with legal and regulatory requirements, including disclosure controls and procedures; and (vii) reviewing and overseeing the integrity of the Company’s annual audited and quarterly financial statements and other financial information provided to regulatory bodies.

Audit Committee Report

      In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company.

      The Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

      The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the year ended December 31, 2003.

      Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:	BILLY B. BAUMANN, M.D., CHAIR MYRON R. EMERICK, D.O. SPENCER L. SCHNEIDER, J.D. LLOYD A. SCHWARTZ, CPA

Code of Ethics

      The Company has adopted a Code of Ethics that applies to all of its employees, executive officers and directors, including its chief executive officer, chief financial officer and principal accounting officer. The Code of Ethics, as currently in effect (together with any amendments that may be adopted from time to time) is available on the Company’s website at www.apcapital.com through the “For Investors,” “Corporate Governance” links. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Ethics that requires disclosure under applicable Securities and Exchange Commission rules, information regarding such waiver or amendment will be posted on the “Corporate Governance” page of the Company’s website.

Shareholder Communications With the Board

      A shareholder who wishes to communicate directly with the Board or with an individual director should send the communication, addressed to the Board or the individual director, to the Company’s executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

Director Compensation

      Retainer: During 2003 each director who was not an employee of the Company received an annual retainer fee of $20,000. Effective September 1, 2003, the annual retainer fee was increased to $25,000. The Chairman of the Board received an annual fee of $30,000. Effective September 1, 2003, the Chairmen of the Audit, Compensation and Governance Committees each received an annual Committee Chairman retainer fee of $5,000.

      Meeting Fees: During 2003, each non-employee director received an attendance fee of $1,500 for each meeting of the Board. Committee Chairmen received $1,000 for each committee meeting attended; non-chairman committee members received $500 for each committee meeting attended. Effective September 1, 2003, the non-chairman committee members meeting fee was increased to $1,000 for each committee meeting attended.

      Travel Reimbursement: The Company reimburses all directors and officers for travel, lodging and related expenses which they incur in attending Board and committee meetings.

      Stock Compensation: Under the terms of the Company’s Stock Compensation Plan, non-employee directors are eligible for stock compensation. No grants were made to non-employee directors during 2003.

      Non-employee directors of the Company do not receive any additional benefits or compensation for their Board or committee services. Employees who serve as directors do not receive retainer or attendance fees.

      In 2003, Spencer Schneider was the only non-employee director of the Company to sit on the Board of American Physicians, an insurance subsidiary of the Company. In 2003, as a director of American Physicians, Spencer Schneider received a fee of $1,000 for each Board meeting attended. None of the Company’s other non-employee directors sat on the Board of any of the other insurance subsidiaries of the Company in 2003.

Executive Officers

      The executive officers of the Company are elected or appointed annually and serve as executive officers of the Company at the pleasure of the Company’s Board of Directors. The Company’s current executive officers are described below.

      R. Kevin Clinton’s business experience is described above under “— Class II Nominee for Director With a Term Expiring in 2006.”

      Annette E. Flood, J.D., R.N., age 44, has been the chief operating officer of American Physicians since June 2002. She joined the Company in October 2001 as vice president of American Physicians, overseeing the Company’s medical professional liability operations. Prior to joining the Company, Ms. Flood served as senior vice president, corporate secretary and legal counsel of ProNational Insurance Company, a subsidiary of Professionals Group, Inc., from 1992 to 2000. Ms. Flood was the secretary of Professionals Group from 1996 to 2000. She served as secretary and a director of MEEMIC Holdings, Inc. from 1998 to July 2001. She also served as chief operating officer, secretary and director of MEEMIC Insurance Company, a subsidiary of MEEMIC Holdings, Inc., from 1998 to July 2001.

      Frank H. Freund, C.P.A., age 43, has been executive vice president, treasurer and chief financial officer of the Company since July 2000. Mr. Freund joined the Company as chief financial officer of American Physicians in September 1997. Mr. Freund’s previous employment includes working with the

Michigan practice of Deloitte & Touche LLP from October 1994 to September 1997, serving as an audit senior manager in that firm’s insurance and health care business assurance services group.

      Laura A. Kline, age 39, has been vice president of marketing of American Physicians since January 2002. Ms. Kline joined the Company in 1987, and has held various sales, marketing and management positions. Ms. Kline has also served as president of APConsulting, LLC, the alternative risk transfer subsidiary of the Company, since November 2001.

COMPENSATION OF EXECUTIVE OFFICERS

Summary

      The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries during the last three years to or on behalf of the Company’s Chief Executive Officer during 2003, the four other most highly compensated executive officers at December 31, 2003 who earned more than $100,000 in salary and bonus during 2003 (one of whom resigned in 2004) and one other former executive officer who was terminated in 2003 (the “Named Officers”).

Summary Compensation Table

				Long-Term
				Compensation Awards
		Annual
		Compensation		Restricted	Securities
				Stock	Underlying	All Other
	Fiscal	Salary	Bonus	Awards	Options/SARs	Compensation
Name and Principal Position	Year	$	$	($)(1)	(#)	($)(2)

William B. Cheeseman	2003	632,211	—	—	—	1,273,630
President and Chief Executive	2002	624,927	—	132,797	—	20,990
Officer(3)	2001	606,000	—	—	260,000	17,642
R. Kevin Clinton	2003	349,885	—	—	—	23,650
Chief Executive Officer,	2002	328,289	48,833	—	—	20,505
American Physicians Assurance Corp.(4)	2001	98,077	—	—	60,000	—
Frank H. Freund	2003	299,931	—	—	—	23,650
Executive Vice President, Treasurer	2002	289,127	43,006	—	—	23,755
and Chief Financial Officer	2001	215,000	—	—	95,000	17,672
Annette E. Flood	2003	199,769	—	—	—	23,650
Chief Operating Officer,	2002	169,923	21,665	—	20,000	7,488
American Physicians Assurance Corp.	2001	28,846	—	—	30,000	—
Thomas D. Chase	2003	185,000	—	—	—	12,513
Chief Information Officer(5)	2002	74,711	5,323	—	19,000	—
	2001	—	—	—	—	—
Loren W. Claypool	2003	76,154	—	—	—	214,313
Chief Operating Officer,	2002	148,077	20,000	—	50,000	—
Workers’ Compensation Operations(6)	2001	—	—	—	—	—

(1)	At December 31, 2003, Mr. Freund (the only Named Officer with restricted shares) had 5,500 restricted shares, valued at $101,200. For 2002, the Company granted 6,971 restricted shares to Mr. Cheeseman in lieu of a cash bonus for 2002. The restriction would have been removed if the Company reported positive net income for 2003. The Company reported a net loss for 2003; therefore, Mr. Cheeseman’s 6,971 restricted shares were forfeited to the Company.

(2)	The amounts included in “All Other Compensation” for 2003 paid to or contributed for the Named Officers are as follows:

Name	401(k)	Pension	Other	Total

William B. Cheeseman(a)	$7,980	$15,650	$1,250,000	$1,273,630
R. Kevin Clinton	8,000	15,650	—	23,650
Frank H. Freund	8,000	15,650	—	23,650
Annette E. Flood	8,000	15,650	—	23,650
Thomas D. Chase	7,613	4,900	—	12,513
Loren W. Claypool(b)	3,736	—	210,577	214,313

(a)	This amount was payable in accordance with Mr. Cheeseman’s employment agreement as payment for the covenant not to compete. The payment was accrued at December 31, 2003, paid in January 2004, and will be expensed over the two year covenant period.

(b)	This amount was payable in accordance with Mr. Claypool’s termination of employment, payable over the remainder of 2003 in bi-weekly installments. These payments were treated as salary for purposes of determining whether to include Mr. Claypool in the table.

(3)	Mr. Cheeseman retired as President and Chief Executive Officer effective December 31, 2003.

(4)	The Compensation Committee approved an increase in Mr. Clinton’s base salary to $437,000 effective January 1, 2004 in connection with his appointment to the position of President and Chief Executive Officer.

(5)	Mr. Chase resigned from the Company on May 28, 2004.

(6)	Mr. Claypool’s employment with the Company was terminated on April 8, 2003.

Option Holdings

      The following table provides information with respect to the exercisable and unexercisable options held as of the end of 2003 by the Named Officers. There were no option grants or option exercises during 2003.

Aggregated Option/SAR Exercises In

Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Value of Exercisable and
	Number of Exercisable and		Unexercised In-the-Money
	Unexercised Options/SARs at		Options/SARs At Fiscal
	Fiscal Year End(#)		Year End($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

William B. Cheeseman	216,600	143,400	$220,500	$269,500
Frank H. Freund	85,200	59,800	110,250	134,750
R. Kevin Clinton	39,600	20,400	-0-	-0-
Annette E. Flood	26,400	23,600	11,352	23,048
Thomas D. Chase	6,270	12,730	3,977	8,073
Loren W. Claypool	-0-	-0-	-0-	-0-

(1)	Value was determined by multiplying the number of shares subject to an option by the difference between the closing price of the Common Stock at the end of 2003 on The Nasdaq Stock Market and the option exercise price.

Employment Agreements

      The Company, either directly or through its American Physicians subsidiary, has employment agreements with all of its executive officers.

      The Company entered into an employment agreement with Mr. Cheeseman on October 27, 1999. The agreement expires on October 27, 2009. Mr. Cheeseman’s employment may be terminated before October 27, 2009 as a result of death, retirement, disability or for cause.

      The agreement provided for (a) a base salary of $625,000 with such salary increases as may from time to time be agreed to and approved by the Company, (b) a discretionary bonus upon the attainment of certain growth and profitability goals and personal goals and objectives, and (c) participation in the Company’s Stock Compensation Plan. During the term of the agreement and for a period of two years after termination of active employment, Mr. Cheeseman agreed to (i) preserve the confidentiality of the Company’s trade secrets, (ii) refrain from soliciting customers and employees away from the Company and (iii) refrain from competing with the Company. In consideration for these covenants, Mr. Cheeseman is entitled to receive compensation in an amount equal to two times the annual base salary and bonus paid to him during the year preceding the year in which his employment is terminated.

      Effective December 31, 2003, Mr. Cheeseman retired as an employee, President and Chief Executive Officer of the Company and from all other positions he held with the Company and its subsidiaries other than as a director of the Company; and his employment agreement terminated. In accordance with the terms of his employment agreement, Mr. Cheeseman received a payment in connection with his retirement equal to 200% of his then base salary. Additionally, the Board of Directors elected to vest 17,600 previously awarded restricted shares and, pursuant to the terms of the purchase agreement relating to the Company’s 1999 purchase of Stratton-Cheeseman Management Company, Inc., the $6.0 million obligation thereunder to Mr. Cheeseman became due. The obligation was paid in full on January 2, 2004. Effective January 1, 2004, the Company entered into a twelve month agreement with Mr. Cheeseman for certain business and advisory consulting services. Mr. Cheeseman will receive a monthly fee of $10,000 for such services. Options held by Mr. Cheeseman at the time of his retirement will continue to vest during his consulting period and will not terminate until his consulting period ends or the option otherwise expires pursuant to its terms.

      Between June 30, 2003 and July 28, 2003, the Company entered into new employment agreements with certain of its executive officers including Mr. Clinton, Mr. Chase, Ms. Flood and Mr. Freund. Each of these employment agreements is substantially similar in all material respects, except for title and base salary as set forth in the following table or as otherwise indicated:

Executive	Title	Base Salary

R. Kevin Clinton(a)	President and Chief Executive Officer (American Physicians)	$350,000
Thomas D. Chase	Chief Information Officer (the Company)	$185,000
Annette E. Flood	Chief Operating Officer (American Physicians)	$200,000
Frank H. Freund	Executive Vice President, Treasurer and Chief Financial Officer (the Company)	$300,000

(a)	The Compensation Committee approved an increase in Mr. Clinton’s base salary to $437,000 effective January 1, 2004, as a result of his increased responsibility as President and Chief Executive Officer.

      Unless sooner terminated as provided therein, the agreements continue in effect for one year. Thereafter, the term automatically extends for one additional day for each successive day of the executive’s employment with the Company unless replaced or terminated. In addition to the specific base salaries set forth above, the agreements provide for participation in the Company’s short-term and long-term incentive plans, disability insurance, expense reimbursement and other customary employment benefits. In the event of (i) the involuntary termination of the executive as described in the agreements, (ii) termination by the Company following a “Change in Control” or (iii) termination by the executive for a “Qualifying Reason” following a “Change in Control,” each as defined in the agreements, the executive is entitled to continuation of 24 months of salary paid over 12 months (payable in a lump-sum payment in the case of a “Change in Control”), bonus payments equal to 150% (100% in the case of Mr. Chase) of the greater of (a) the full year bonus for the calendar year in which termination occurs or (b) the average of his or her last two annual bonuses, a lump sum payment of eighteen times the then current monthly medical and dental coverage premiums, a $4,000 benefit payment to be applied toward the purchase of terminated insurance coverages, and certain other benefits. Each of these executives has agreed to preserve the confidentiality of the Company’s trade secrets, not to solicit the Company’s customers for a period of one year following termination of employment and not to solicit the Company’s employees for a period of two years following termination of employment. Each executive also agrees not to compete with the Company for a period of one year following termination of employment.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during 2003 were Mr. Schwartz, Dr. Emerick and Dr. Mukkamala. Dr. Emerick and Dr. Mukkamala served as non-employee officers of the Company’s subsidiary, American Physicians, prior to American Physicians’s conversion in 2000 and prior to their appointment to the Compensation Committee of the Company’s Board.

Compensation Committee Report

      The Compensation Committee is responsible for the administration of the Company’s executive compensation programs, including the Stock Compensation Plan, which provides for stock-based awards to officers, directors and other employees. The Committee reviews all compensation policies, practices, actions and awards for the Company’s executives. The Committee regularly reports on its activities to the full Board of Directors. Additionally, the Committee reviews significant employee benefits programs, including bonus plans, equity-based programs, deferred compensation plans and any other such cash or stock incentive programs that have a long-term impact on the Company.

      Executive Compensation Philosophy. The Committee’s overall compensation philosophy is to provide competitive compensation and benefit levels to enable the Company to attract, retain and motivate quality talent, which is critical to both the short-term and long-term success of this Company. The Company also seeks to create executive compensation programs that:

•	Encourage employees to maximize the creation of long-term shareholder value;

•	Provide a direct link between executive compensation and the Company’s financial performance;

•	Focus executives on the long-term interests of the Company and its shareholders; and

•	Align the financial interests of executives with those of its shareholders.

      To achieve these objectives, the Company’s executive officers, including its Chief Executive Officer, are compensated through a combination of base salary, short-term incentives and long-term incentives. The short-term incentives, which are conditioned on the achievement of financial goals, are intended to focus executives on short-term goals and to recognize their current performance and contributions. The long-term incentives, in the form of stock options and restricted stock awards under the Stock Compensation Plan, are intended to align individual executive performance with the long-term interests of the Company’s shareholders.

      Base Salary. The Committee’s goal is to target base salaries of executive officers to competitive levels in comparison to those of their peers at similarly situated insurance and financial services companies. Assessment of base salary positioning is conducted each year by the Company’s human resource personnel, utilizing various sources of published compensation data and an independent compensation consultant. This assessment considers a position’s degree of complexity and level of responsibility, its importance to the Company in relation to other executive positions and the competitiveness of an executive’s total compensation.

      The level of an executive officer’s base pay is determined on the basis of relevant comparative compensation data, and the Chief Executive Officer’s assessment of the executive’s performance, experience, demonstrated leadership, job knowledge and management skills. The Committee must approve all executive officers’ salary recommendations. Final determinations made by the Committee are, by their nature, subjective.

      Short-term Incentive Compensation. Short-term incentives are paid in the form of cash bonuses in the year following performance. The Company’s short-term incentive plan is a target-oriented plan based on the achievement (weighted) of predetermined goals at the corporate and individual level. These measures may include but are not limited to specific strategic plan goals, expense ratio, loss ratio and individual performance goals. The plan provides that no payout will occur, unless a minimal acceptable performance threshold has been met. Based on the 2003 financial results, no payout was made under the short-term incentive plan. No executive officer received a bonus for 2003 performance.

      Long-term Incentive Compensation. Long-term incentives are awarded to the Company’s executive officers and other key employees pursuant to the Company’s Stock Compensation Plan, which permits the grant of a wide variety of common stock-based compensation, including options and restricted stock. Stock option grants become exercisable over a period of time and have an exercise price equal to the fair market value of the Company’s stock on the date of grant. The long-term incentives are intended to focus the efforts of the executives and other key employees on the Company’s long-term performance in ways that will increase the value of the Company’s common shares.

      In accordance with the provisions of the Stock Compensation Plan, the Committee must approve any long-term incentive award recommendations. Individual awards are based on competitive data, the position held by an executive, the executive’s past contribution to the Company’s success and the executive’s expected contribution to the Company’s future growth and profitability results, the Company’s performance, the executive’s performance and the competitiveness of the executive’s total compensation. Based on the Company’s financial results, the Committee elected not to grant broad-based awards to executives or employees in 2003.

      The Committee strongly believes that stock-based performance compensation arrangements which create material stock ownership by management are beneficial in aligning management’s interests with shareholder interests and in enhancing shareholder value.

      CEO Compensation. In determining changes to Mr. Cheeseman’s annual salary compensation, the Committee utilized input from an independent compensation consultant and considers the Company’s financial performance, industry-wide and peer compensation data and the Company’s positioning for future performance. It also considered Mr. Cheeseman’s experience, knowledge, and his leadership, decision making and communication skills, and the terms set forth in his employment contract entered into on October 27, 1999. That contract was entered into in connection with the Company’s purchase of Stratton-Cheeseman Management Company, a company 94% of which was then owned by Mr. Cheeseman and which managed the business of the Company’s subsidiaries prior to November 1, 1999. No specific weighting was assigned to these factors, but the Committee tended to give greater weight to current and anticipated future financial performance. For 2003, the Committee assessed Mr. Cheeseman’s current mix of fixed and variable compensation components and in an effort to more closely align Mr. Cheeseman’s interests with those of the Company’s shareholders, the Committee elected to maintain Mr. Cheeseman’s base salary of $625,000 and place more emphasis on variable compensation by increasing his bonus potential under the short-term incentive plan. Based on the 2003 financial results of the Company, Mr. Cheeseman did not receive a bonus payment. However, in early 2003, the Committee in its discretion and in an effort to further strengthen the alignment of interests, elected to award Mr. Cheeseman restricted stock (in comparable value) in lieu of providing a $132,797 cash payment that would otherwise have been due to Mr. Cheeseman under the terms of the short-term incentive plan for 2002 performance. The Committee placed a vesting condition on the award that would be satisfied only if the Company reported positive net income for 2003. Based on the Company’s 2003 results the shares awarded to Mr. Cheeseman were forfeited. Mr. Cheeseman did not receive any other stock-based compensation in 2003. The Committee’s decisions regarding Mr. Cheeseman’s compensation were reported to the full Board at its next regularly scheduled meeting.

      While the Committee was aware of and understood the Company’s business relationship with SCW Agency Group, Inc., which is now 91.1% owned by Mr. Cheeseman, the Committee did not consider such relationship in determining his compensation for 2003. Mr. Cheeseman was required to, and did, devote all of his working time and efforts to his employment with the Company and, during 2003, received no compensation, directly or indirectly, from the Company through his relationship with SCW. As a result, the Committee did not consider the SCW relationship to be relevant to a determination of Mr. Cheeseman’s compensation from the Company for his services to the Company, except to the extent that the Company’s financial performance is affected. The Company’s relationship with SCW is more fully described in this Proxy Statement under “Certain Relationships and Transactions” and in the Company’s 2003 Annual Report on Form 10-K.

      The Board of Directors appointed R. Kevin Clinton to serve as President and Chief Executive Officer effective January 1, 2004. For 2004, in view of his increased responsibilities, the Committee determined that Mr. Clinton will receive an annual base salary of $437,000 and a targeted bonus opportunity of 50% of base salary. Mr. Clinton’s compensation was determined utilizing input from an independent compensation consultant and considering industry-wide, peer compensation data and based upon his experience. In addition, on March 4, 2004, the Committee granted 100,000 options to Mr. Clinton.

      Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company’s Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Qualifying performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m).

      The Compensation Committee intends to structure any compensation for executive officers so that it qualifies for deductibility under Section 162(m) to the extent feasible. However, to maintain a competitive position within the Company’s peer group of companies, the Committee retains the authority to authorize payments including salary and bonus that may not be deductible.

COMPENSATION COMMITTEE:	LLOYD A. SCHWARTZ, CHAIR

                                                                                  MYRON R. EMERICK, D.O.
                                                                                  APPARAO MUKKAMALA, M.D.

Stock Performance Graph

      The following graph compares the percentage change in the cumulative total shareholder return on the Company’s Common Stock during the period beginning December 8, 2000 (the effective date of the registration of the Common Stock under the Securities Exchange Act of 1934) and ending on December 31, 2003, with the Nasdaq Market Value Index (the “Nasdaq Index”) and the Fire, Marine, Casualty Insurance SIC Code Index (the “SIC Code Index”). The SIC Code Index is comprised of over 80 companies engaged in the same industry as the Company. The graph assumes that the value of the investment in the Common Stock, the Nasdaq Index and the SIC Code Index was $100 on December 8, 2000 and that all dividends were reinvested.

		12/08/00	12/31/00	12/31/01	12/31/02	12/31/03

AMERICAN PHYSICIANS CAPITAL, INC.	Return %		22.12	31.32	-13.52	-2.18
	Cum $	100.00	122.12	160.37	138.69	135.67

NASDAQ CMP-NDQ	Return %		-5.31	-20.67	-31.03	50.85
	Cum $	100.00	94.69	75.12	51.81	78.16

SIC CODE PEER GROUP	Return %		5.71	-11.24	-16.69	21.68
	CUM $	100.00	105.71	93.83	78.17	95.12

CERTAIN RELATIONSHIPS AND TRANSACTIONS

      The Company, through its subsidiaries, has a relationship with SCW Agency Group, Inc. and its subsidiaries, an insurance agency that is 91.1% owned by Mr. Cheeseman the Company’s former President and CEO. SCW and its subsidiaries provided sales and marketing services to the Company in 2003 in Michigan, Illinois, Kentucky, Florida, and Nevada with respect to medical professional liability insurance, and in Michigan, Nevada, Kentucky and other states with respect to workers’ compensation. The commission rates currently paid were substantially the same or lower than rates the Company pays to other agencies with regard to medical professional liability and workers’ compensation insurance. Direct premiums written by SCW totaled $75.3 million during 2003, representing 29.4% of the Company’s total direct premiums written during 2003. The Company, through its subsidiaries, paid commissions on these premiums to SCW of $6.0 million during 2003. In January 2004, the Company executed a new 5-year contract with SCW. The agreement provides for American Physicians to be the exclusive medical professional liability carrier SCW represents in the state of Michigan, subject to limited exceptions, such as a further downgrade of our A.M. Best rating. However, the Company continues to have the right to appoint other agents. SCW may continue to represent other insurance companies in other states. The contract provides for SCW to be paid commissions consistent with the marketplace. The terms of the new agency agreement were determined by negotiations between the Company’s management staff, SCW’s management, and under the review of independent consultants, and ultimately approved by the Company’s board of directors. In rendering its approval, the board of directors considered the fairness of the agreed rates and determined that they were fair to the Company based upon, among other things, an evaluation of market rates and agreements between the Company and its other agents. Mr. Cheeseman did not receive any compensation from SCW in 2003 in the form of a salary, dividend or any other form of payment.

      In 1999, the Company asked SCW to help the Company enter the Nevada medical professional liability market. SCW had established operations in Nevada in 1997. As part of its cost of entering this new market, the Company agreed to reimburse a portion of SCW’s costs from when SCW began its operations in Nevada in October 1997, through October 1999. The costs paid by the Company, which totaled $357,000, were to be repaid by SCW through a reduced commission on premiums written by SCW in the state of Nevada over a period of time not to exceed ten years. Any unpaid amounts at the end of ten years will be forgiven by the Company. The Company’s non-interest bearing receivable balance at the beginning of 2003 was $310,000, which is the highest amount of this balance outstanding since the beginning of 2003. As of February 29, 2004, this non-interest bearing receivable balance totaled $284,000. The Company established an allowance for uncollectible accounts, which totaled $286,000 at December 31, 2003, in the event the receivable balance owed by SCW was not repaid as a result of a reduction or elimination of premiums written in Nevada. Accordingly, the net receivable balance at December 31, 2003 was $0. As part of the new contract with SCW, the $310,000 receivable was forgiven in exchange for a release from certain obligations the Company may have had to SCW in connection with the Company’s exit from Nevada. In 2003, SCW wrote $4.8 million in direct premiums in Nevada.

      In 2003, SCW Agency Group, Inc. subleased a total of approximately 10,000 square feet of the office space leased by the Company in facilities in Michigan, Illinois, Nevada and Florida. Pursuant to an unwritten arrangement for leased space in Michigan, Nevada and Florida and a written agreement for leased space in Illinois, between SCW and the Company, the Company charges SCW an allocable share of the lease and related office expenses the Company incurs under the primary leases with the third-party landlords based upon the amount of the rented space used by SCW. The rental rate charged to SCW is the same rate per square foot paid by the Company under the primary leases. During 2003, SCW paid approximately $214,000 to the Company pursuant to this arrangement.

      In addition, at December 31, 2003, the Company was obligated to Mr. Cheeseman in the amount of $6.0 million in connection with the 1999 purchase of Stratton-Cheeseman Management Company, Inc. In connection with his retirement, effective December 31, 2003, the obligation became due and was paid in its entirety in January 2004.

INDEPENDENT ACCOUNTANTS

General

      The accounting firm of PricewaterhouseCoopers LLP (“PwC”) has acted as the Company’s independent accountant to audit the financial statements of the Company and its consolidated subsidiaries since 1983, and the Audit Committee has selected PwC to audit the Company’s financial statements for 2004. Representatives of PwC are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Auditors

      Audit Fees. PwC billed the Company a total of $353,776 for professional services in connection with the audit of the 2003 financial statements and review of the financial statements contained in the Company’s Form 10-Q reports filed during 2003. PwC billed the Company a total of $263,530 for professional services in connection with the audit of the 2002 financial statements and review of the financial statements contained in the Company’s Form 10-Q reports filed during 2002.

      Audit-related Fees. PwC billed the Company a total of $58,366 for services rendered during 2003 in connection with the audit of the pension and 401(k) plans and internal control reviews. PwC billed the Company a total of $6,000 for services rendered in 2002 in connection with the audit of the pension and 401(k) plans.

      Tax Fees. PwC billed the Company a total of $28,890 for services rendered during 2003 in connection with the preparation of the Company’s 2002 federal tax return and advice on state and local tax return preparation. PwC billed the Company a total of $45,787 for services rendered in 2002 in connection with the preparation of the Company’s 2001 federal tax return, premium tax review and advice on state and local tax return preparation.

      All Other Fees. PwC billed the Company a total of $1,400 in connection with an on-line research service utilized in 2003. PwC billed the Company a total of $32,572 for other services rendered during 2002. Substantially all of the 2002 services related to consulting work for the Compensation Committee, codification review, and an S-8 filing.

      The Audit Committee of the Board does not consider the provision of the services described above by PwC to be incompatible with the maintenance of PwC’s independence.

      The Audit Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement with respect to such services (other than certain de-minimis non-audit services). To the extent that an engagement for audit and/or non-audit services is needed by the Company between Audit Committee meetings, the Audit Committee chairman is authorized by the Audit Committee to approve the required engagement on its behalf.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in Company stock with the Securities and Exchange Commission. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to the Company, the Company’s officers, directors and ten percent owners timely filed all required reports since the beginning of 2003 pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that Ms. Annette E. Flood, chief operating officer of American Physicians, filed one late Form 4 reporting one transaction and Mr. R. Kevin Clinton, the Company’s President and Chief Executive Officer, filed one late Form 4 in 2004 reporting a grant of options.

SHAREHOLDER PROPOSALS

      Shareholder proposals intended to be presented at the 2005 Annual Meeting of Shareholders which are eligible for inclusion in the Company’s Proxy Statement for that meeting under Rule 14a-8 under the Exchange Act must be received by the Company not later than December 1, 2004 in order to be considered for inclusion in the Company’s Proxy Statement relating to that meeting. The 2005 Annual Meeting of Shareholders is anticipated to be held on or about May 4, 2005. Such proposals should be addressed to the Secretary at the Company’s principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the applicable rules of the Securities and Exchange Commission.

      In addition, the Company’s bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the Annual Meeting, written notice of such proposal or nomination, along with the information required by the bylaws, must be received by the Company at its principal executive offices, on or before February 3, 2005. If the date for the 2005 Annual Meeting is significantly different than the first anniversary of the 2004 Annual Meeting, the bylaws and Securities and Exchange Commission rules provide for an adjustment to the notice periods described above. In order for proposals of shareholders made outside the processes of Rule 14a-8 to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Secretary at the Company’s principal executive offices not later than February 14, 2005.

By Order of the Board of Directors,

MONTE D. JAHNKE
Secretary

East Lansing, Michigan
June 30, 2004

ANNEX A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF

AMERICAN PHYSICIANS CAPITAL, INC.
(As Amended and Restated, March 17, 2004)

      The Board of Directors (the “Board”) of American Physicians Capital, Inc. (the “Company”) has established an Audit Committee (the “Committee”) as a permanent standing committee with the authority, responsibilities and specific duties as described herein. This Charter of the Audit Committee of the Board of Directors (the “Charter”) and the composition of the Committee are intended to comply with applicable law, including state and federal securities laws, the rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock market (“Nasdaq”), and the Company’s Bylaws. This document replaces and supercedes in its entirety the previous Charter of the Audit Committee as adopted by the Committee in October 2000, and amended in November 2002.

1.	Purpose and Scope

      1.1. The purpose of the Committee is to assist the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Committee’s duties and responsibilities include oversight of:

•	The accounting and financial reporting processes and systems of internal accounting and financial controls of the Company; including the effectiveness of the Company’s internal controls;

•	The integrity of the Company’s financial statements;

•	The annual independent audit of the Company’s financial statements, the engagement of the independent auditor, the evaluation of the independent auditor’s function, qualifications, services, performance and independence;

•	The performance of the Company’s internal audit function; and

•	The compliance by the Company with legal and regulatory requirements related to this Charter, including the Company’s disclosure controls and procedures, management’s report on internal controls over financial reporting and the report required by SEC rules to be included the Company’s annual proxy statement; and

•	The Company’s policies, practices and compliance regarding its Code of Conduct.

2.	Audit Committee Charter, Membership and Organization

      2.1. Charter. The adequacy of this Charter shall be reviewed and reassessed by the Committee at least annually. Any proposed changes shall be submitted to the Board of Directors for its approval.

      2.2. Performance and Evaluation. The Committee shall evaluate on an annual basis its performance in carrying out its duties and responsibilities hereunder.

      2.3. Membership; Chair. The Committee shall include no less than three members of the Board and shall consist solely of Board members who satisfy the independence requirements in Section 2.4 below. The members of the Committee shall be appointed by the Board. Unless a Chair is appointed by the Board, the members of the Committee shall designate a Chair.

      2.4. Independence. Except as otherwise permitted by the applicable rules of the Nasdaq and Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”), and applicable SEC rules thereunder, each member of the Committee shall be “independent” as defined by such rules and the Act. No member may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

      2.5. Financial Literacy. Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows. At least one member of the Committee shall be an audit committee “financial expert” as defined by applicable SEC rules.

      2.6. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled, but the Committee must meet at least quarterly. In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors and/or the head of the Company’s internal audit function without management present; to meet separately with management without the independent auditors and/or head of the Company’s internal audit function present; and to meet in private with only the Committee members present. Such meetings may be held in person or telephonically and may be held at such times and places as the Committee determines.

      2.7. Agenda, Minutes, and Reports. An agenda, together with materials relating to the subject matter of each meeting shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, and shall be approved at a subsequent meeting of the Committee. In addition, the Committee shall make regular reports to the Board, including therein any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance of the Company’s independent auditors, or the performance of the Company’s internal audit function. The Committee shall make such other periodic reports to the Board as seem useful to it from time to time, or as may be requested of it by the Board.

3. Audit Committee Authority and Responsibilities

      3.1. Authority to Engage Advisors. The Committee shall have sole authority for the appointment, compensation, retention and oversight of the Company’s independent auditors. In addition, the Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its authority. Such authority includes, but is not limited to, the authority to engage independent legal, accounting or other advisors, without Board approval, to assist in the conduct of an investigation or as the Committee determines appropriate to advise or assist in the performance of its duties. The Company shall provide for the appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee, subject only to limitations imposed by applicable rules and regulations. The Committee may request an officer or associate of the Company, or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      3.2. Oversight of the Company’s Relationship with the Independent Auditor.

3.2.1. The Company’s independent auditor is solely responsible to the Committee, as representatives of the shareholders.

3.2.2. The Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. Selection of the independent auditor shall occur at least annually, considering their independence, evaluation of their services and compensation for audit and non-audit services.

3.2.3. The Committee shall, prior to commencement of the annual audit, review with management and the independent auditors the proposed scope of the audit plan and fees, including the areas of business to be examined, the adequacy of the personnel to be assigned to the audit and other factors that may affect the time lines of such audit.

3.2.4. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report, subject only to limitations imposed by applicable rules and regulations.

3.2.5. The Committee shall pre-approve all audit services and non-audit services (including fees and terms thereof) to be performed for the Company by the independent auditors, other than de-minimis non-audit services as defined under SEC rules.

3.2.6. The Committee shall give due consideration to whether the independent auditor’s performance of non-audit services is compatible with maintaining the auditor’s independence. In connection with this assessment, the Committee shall obtain and review a report, at least annually, from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standard Boards Standard No. 1.

3.2.7. The Committee also shall review a report from the independent auditor at least annually regarding any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any other inquiry or investigation regarding the firm in the preceding five years.

3.2.8. The Committee shall require the independent auditor to review the financial information included in the Company’s quarterly report on Form 10-Q prior to the Company filing such reports with the SEC.

      3.3. Oversight of Company’s Internal Audit Function.

3.3.1. The Committee shall ensure that the Company has an internal audit function and shall review the activities, organizational structure and qualifications of the internal auditing department, or firm to which the internal audit function is outsourced.

3.3.2. The Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the senior internal auditing officer or firm, and the compensation for any such person or firm.

3.3.3. The Committee shall review the significant reports to management prepared by the internal auditors and management’s responses.

3.3.4. The Committee shall communicate with management and the internal auditors to obtain information concerning internal audits, internal controls of the Company, management and the Company’s financial and accounting personnel, and review the impact of each on the quality and reliability of the Company’s financial statements.

3.3.5. The Committee shall evaluate the internal auditing function and its impact on the accounting practices, internal controls and financial reporting of the Company.

3.3.6. Discuss with the independent auditor the internal audit functions responsibilities, budget and staffing and recommended changes in the planned scope of the internal audit function.

      3.4. Financial Statement and Disclosure Matters. The Committee shall have the following specific duties and responsibilities with respect to the Company financial reporting process:

3.4.1. Annual Audited Financial Statements and Annual Report on Form 10-K. The Committee shall review and discuss with management and the independent auditor (a) The Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K; and (b) the disclosure required regarding the Company’s system of internal controls required under SEC rules to be contained in the Company’s Form 10-K and the attestations or reports by the independent auditors relating to such disclosure.

3.4.2. Quarterly Reports on Form 10-Q. The Committee shall review and discuss with management and the independent auditor the (a) Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q with the SEC, including the results of the independent auditor’s review of the quarterly financial statements; and (b) the disclosure regarding the Company system of internal controls required under SEC rules to be contained in the Company’s Form 10-Q.

3.4.3. Required Discussions with Independent Auditor. The Committee shall discuss with the independent auditors those matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Codification of Statements on Auditing Standards, AU §§. 380) and shall periodically consult with regard to internal controls and the fullness and accuracy of the Company’s financial statements.

3.4.4. Other Discussions with Management and Independent Auditor. The Committee shall review and discuss, on a quarterly basis, with management and the independent auditors:

•	Major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements:

•	The clarity of financial disclosures made by the Company;

•	The development, selection and disclosure of critical accounting estimates and the analysis of alternative assumptions or estimates, and the effects of such estimates on the Company’s financial statements;

•	Significant changes in accounting principles, financial reporting policies and internal controls implemented by the Company;

•	Significant litigation, contingencies and claims against the Company and material accounting issues that require disclosure in the Company’s financial statements;

•	The adequacy and effectiveness of the Company’s internal accounting and financial controls and the recommendation of management, the internal auditors, or the independent auditors for the improvement of accounting practices and internal controls;

•	Management’s compliance with the Company’s processes, procedures and internal controls;

•	Information regarding any “second” opinions sought by management from an independent auditor with respect to the accounting treatment of a particular event or transaction;

•	Any difficulties encountered by the independent auditor in the course of their audit work, including any restrictions on the scope of activities or access to requested information, and management’s response, and any significant disagreements with management.

•	Management’s use of “pro forma” or “non-GAAP” financial information in the Company’s quarterly and annual reports, or in other information communicated to the public, such as in an earnings press release.

•	Review with management the Company’s current disclosure controls and procedures;

•	Discuss with management and the independent auditor the effect of regulatory initiatives and potential changes in GAAP on the Company’s financial statements; and

•	Review with the independent auditors, the internal auditors and management the extent to which changes or improvements in financial or accounting practices have been implemented.

      3.5. Compliance Oversight Responsibilities.

3.5.1. The Committee shall obtain from the independent auditor the reports required to be furnished under Section 10A of the Securities Exchange Act of 1934, if any, and obtain from the independent auditor any information with respect to illegal acts in accordance with Section 10A.

3.5.2. The Committee shall establish procedures for:

•	The receipt, retention and treatment of complaints received by the Company regarding accounting internal controls over financial reporting, or auditing matters; and

•	The confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.

      3.6. Additional Responsibilities.

3.6.1. The Committee shall annually prepare a report for inclusion in the Company’s proxy statement relating to its annual shareholders meeting. In that report the Committee shall state whether it has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with the independent auditor the matters required to be discussed by SAS No. 61, as amended (Codification of Statements on Auditing Standards, AU §§. 380);

•	Received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1;

•	Based on the review and discussions referred to above under Section 3.6.1, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC; and

•	That all Committee members are independent under the applicable Nasdaq rules and Section 301 of the Act, and applicable SEC rules thereunder.

3.6.2. The Committee shall review the Company’s Code of Conduct (the “Code”) at least annually and ensure that management has established a system to enforce the Code. The Committee shall recommend to management any necessary changes to ensure that the Code are adequate in meeting the Committee’s requirements and that it complies with the definition set forth in Section 406 of the Act and any regulations thereunder.

3.6.3. The Committee shall oversee the Company’s review of “related party transactions” for potential conflict of interest situations and shall be responsible for approving those transactions required to be disclosed pursuant to SEC Regulation S-K Item 404.

3.6.4. The Committee shall maintain minutes of all Committee meetings and submit such minutes to the Board.

3.6.5. The Committee shall oversee compliance with the requirements of the SEC for disclosure of auditors’ services and audit committee members, member qualifications and activities.

3.6.6. As appropriate, in the course of fulfilling its duties hereunder, the Committee shall obtain advice and assistance from outside legal, accounting or other advisors.

3.6.7. The Committee shall discuss policies with respect to risk assessment and risk management.

3.6.8. The Committee shall set clear hiring policies for employees or former employees of the independent auditors.

3.6.9. The Committee shall report regularly to the Board and recommend to the Board any changes in the authority, responsibility or duties of the Audit Committee.

3.6.10 Additionally, the Committee shall act as the Company’s “Qualified Legal Compliance Committee,” with all of the duties and responsibilities as set forth under the resolution adopted by the Board of Directors effective March 6, 2004.

3.6.11. The Committee shall perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee deems necessary or appropriate.

4. Limitation on Audit Committee’s Role

      4.1. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, prepare the Company’s financial statements, or determine if the Company’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America and applicable law. The Company’s management is responsible to ensure that the financial statements are prepared in conformity with accounting principles generally accepted in the United States, and that disclosure are complete and accurate. It is the responsibility of the Company’s independent auditors to plan and conduct audits of the financial statements prepared by management.

AMERICAN PHYSICIANS CAPITAL, INC.

PROXY STATEMENT

THE DIRECTORS AND OFFICERS OF

CORDIALLY INVITE YOU TO ATTEND OUR

ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, AUGUST 4, 2004, 10:00 A.M. EDT
APCAPITAL’S HEADQUARTERS
1301 NORTH HAGADORN ROAD, EAST LANSING, MICHIGAN

See the reverse side of this sheet for instructions.
COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

DETACH PROXY CARD HERE	DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees named on the other side of this proxy card. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated June 30, 2004, and the 2003 Annual Report to Shareholders. The undersigned ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Dated:___________________________________, 2004

_________________________________________
Signature
_________________________________________
Signature if held jointly:

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

If you plan to personally attend the Annual Meeting of Shareholders on August 4, 2004, please check the box and list the names of attendees below. Return this stub in the enclosed envelope with your completed proxy card.

I/We plan to attend
the Annual Meeting. ☐

Names of persons attending:

TO VOTE BY MAIL
To vote by mail, complete both sides, sign and date the proxy card below.
Detach the card below and return it in the envelope provided.

REVOCABLE PROXY	AMERICAN PHYSICIANS CAPITAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 The undersigned as a shareholder of record on June 25, 2004 hereby appoints R. Kevin Clinton and Frank H. Freund or any of them, proxies with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of American Physicians Capital, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on August 4, 2004, and at any adjournments or postponements thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement dated June 30, 2004. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated June 30, 2004, is unable to serve or, for good cause, will not serve.

The Board recommends a vote “FOR” each nominee.
Proposal 1. ELECTION OF DIRECTORS -

☐	FOR ALL NOMINEES

☐	WITHHOLD FROM ALL NOMINEES

CLASS III NOMINEES: 01 Thomas R. Berglund, M.D.		02 Daniel L. Gorman	03 D. Joseph Olson

CLASS II NOMINEE: 04 R. Kevin Clinton

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in space provided below.)

(to be signed on the other side)